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                                                                    EXHIBIT 99.2

                RSA SECURITY ANNOUNCES THREE-FOR-TWO STOCK SPLIT

BEDFORD, MASS., FEBRUARY 1, 2001/PRNEWSWIRE/ -- RSA Security Inc. (Nasdaq: RSAS) today announced that the company's board of directors has approved a three-for-two stock split, to be effected in the form of a stock dividend. The record date for the stock split will be March 9, 2001, the payment date is expected to be on or about March 23, 2001 and post-split trading is expected to commence on or about March 26, 2001.

"This stock split reflects our belief in our continued strong financial performance and in our strong growth opportunities," said Art Coviello, CEO and president of RSA Security.

ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security(TM), helps organizations build secure, trusted foundatioNS for e-business through its RSA SecurID(R) two-factor authentication, RSA BSAFE encryption and RSA Keon(R) digitAL certificate management systems. With more than a half billion RSA BSAFE-enabled applications in use worldwide, more than eight million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the new, online economy. RSA Security can be reached at www.rsasecurity.com.

NOTE: RSA, BSAFE, Keon, and SecurID are registered trademarks, and The Most Trusted Name in e-Security is a trademark of RSA Security Inc.

/CONTACT: Tim Powers, 781-301-5344, or tpowers@rsasecurity.com; or Steve Casey, 781-301-5131, or scasey@rsasecurity.com, both of RSA Security Inc./